Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
F & M Bank Corp. and Subsidiaries
Timberville, Virginia

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-160715) and Form S-8 (File No. 333-159074) of F&M Bank Corp. of our report dated March 29, 2016, relating to our audits of the consolidated financial statements as of and for the years ended December 31, 2015 and 2014, which appear in the Annual Report on Form 10-K of F&M Bank Corp. and Subsidiaries for the year ended December 31, 2016.

/s/ Elliott Davis Decosimo, PLLC

Raleigh, North Carolina
March 28, 2017